Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 26, 2012, with respect to the consolidated financial statements of Anue Systems, Inc. included in the Current Report on Form 8-K/A of Ixia dated August 16, 2012, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP

Dallas, Texas

November 2, 2012